Exhibit 10.4

CLAIM PURCHASE AGREEMENT

This Claim Purchase Agreement ("Agreement") is entered into effective as of the date of full execution ("Effective Date"), by and between IBC Funds, LLC ("Purchaser"), and the Creditor identified below ("Creditor"). Purchaser and Creditor (each, a "Party" and, together, the "Parties") agree as follows with respect to the outstanding debt owed to Creditor by the Company named below ("Company"):

Company Name: ERF Wireless, Inc.

Creditor Name: Angus Capital Partners

Claim Amount: $150,000.00 (Total amount payable from Company to Creditor under this claim)

Purchase Price: $150,000.00 (Amount for which Creditor is selling Claim to Purchaser)

Documentation of Claim (complete copies of all documentation attached):

[X] Written contract(s)/ Promissory Notes attached as Exhibit A

[ ] Invoice(s) attached as Exhibit B

1. Purchase and Sale. Purchaser hereby purchases from Creditor, and Creditor hereby sells, transfers, conveys and assigns to Purchaser, for the consideration set forth herein, all right, title and interest of Creditor in and to a portion of, one or more claims of Creditor against Company described herein and attached hereto (the "Claim"). Creditor hereby sells, transfers and assigns all right, title and interest of Creditor in the Claim to Purchaser in the amount as stated herein. The balance of the subject debt between Company and Creditor not purchased by purchaser pursuant to this agreement shall not be affected by this agreement, pursuant to Exhibit "A" attached hereto.

2. Settlement Approval. No later than the thirtieth (30th) business day after the Effective Date, Purchaser shall file an action against Company in the United States District Court or state court of trial jurisdiction in the State of Florida (the "Action") seeking collection of the Claim. Purchaser shall seek to settle the Action on terms acceptable to Purchaser in its sole discretion and, by appropriate motion or other pleading, shall seek approval from the Court of such settlement.

3. Payment of Purchase Price. The Purchase Price will be paid to Creditor by Purchaser in one (1) installment, following entry and full effectuation of a Court order approving settlement of the Claim in form and substance acceptable to Purchaser ("Approval Date"), and the successful deposit of settlement shares of company by purchaser into an account or accounts as contemplated by any settlement agreement between company and purchaser until paid in full. Payment shall be made as follows: $150,000.00 within five (5) days of the occurrence of the foregoing, provided however, that Purchaser shall not be obligated to pay any portion of such Purchase Price in the event that the Settlement Shares are unable to be deposited successfully into an account or accounts as contemplated by any Settlement Agreement between Company and Purchaser or in the event of a Default by the Company under any settlement agreement entered into between the Company and Purchaser in respect of the settlement of the Claim that is the subject of this Agreement. If such default by the Company occurs and is not cured within the prescribed time period, or if the Purchaser shall cause to be transferred to Creditor any portion of the Claim not already paid for pursuant to this Section 3, and this Agreement shall be null and void, unless otherwise agreed by written agreement of the parties.

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4. Cooperation. Creditor will furnish Purchaser will all documentation and evidence supporting the Claim, and reasonably cooperate in providing any other information and taking any other action that Purchaser deems necessary or appropriate to prosecute the action to collect the Claim. Upon Purchaser's reasonable request, Creditor will duly execute and deliver, or cause to be duly executed and delivered to Purchaser such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Purchaser to effectuate the provisions and purposes of this Agreement.

5. Termination. If the Approval Date has not occurred within ninety (90) days after the date hereof, either Party shall have the right to terminate and cancel this Agreement by providing written notice of termination to the other Party at any time after such date and prior to Court Approval. If termination is so effected, this Agreement shall be deemed void ab initio and of no further force and effect, no sale or assignment of the Claim shall have occurred, and Purchaser shall dismiss the Action. In the event of termination, the Purchase Price shall not be payable.

6. Representations, Warranties and Covenants. Creditor hereby represents, warrants and covenants to Purchaser as follows:

(a) (i) The Claim is a bona fide outstanding claim against Company, and is an enforceable obligation arising in the ordinary course of business, for goods and/or services rendered to Company by Creditor in good faith. The Claim is currently due and owing and is payable in full.

(ii) [PLEASE COMPLETE] The Claim [__________________ ]is, [ X ]is not secured by any security interest in any property of the Company or an affiliate of the Company or by a guarantee of the Company or of an affiliate of The Company.

(b) Creditor did not enter into the transaction giving rise to the Claim in contemplation of any sale or distribution of Company's common stock or other securities.

(c) The Claim Amount is the total amount due to Creditor with respect to this Claim, net of any applicable discounts, allowances or other deductions to which Company is lawfully entitled. The documents attached hereto are true, correct and complete copies of all documentation underlying the Claim.

(d) The Claim is not reasonably subject to dispute and Company is unconditionally obligated to pay the full Claim Amount without defense, counterclaim or offset. To the knowledge of Creditor, the Company's failure to pay is due solely and exclusively to financial inability.

(e) Creditor is the sole owner of the Claim, free and clear of all liens, encumbrances and rights of third parties. Creditor has not previously sold, transferred, encumbered or released any part of the Claim.

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(f) There has been no modification, compromise, forbearance, or waiver (written or oral) entered into or given with respect to the Claim. There is no action based on the Claim that is currently pending in any court or other legal venue, and no judgments based upon the Claim have been previously entered in any legal proceeding.

(g) There are no taxes due, payable or withholdable as an incident of Creditor's Claim; no taxes will be due, payable or withholdable as a result of settlement of the Claim; and Creditor may at all times promptly withhold (if applicable) and pay when due any federal, state, local and/or foreign taxes due as a result of payment of the Purchase Price.

(h) Creditor has all necessary power and authority to (i) execute, deliver and perform all of its obligations under this Agreement, and (ii) sell, convey, transfer and assign the Claim to Purchaser. Creditor has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement. Creditor acknowledges and agrees that it has had an opportunity to conduct its own due diligence and consult with its own legal counsel, and tax, financial and other advisors, and that Creditor is not relying in that regard on Purchaser. Creditor acknowledges that Purchaser is not making any representations or warranties whatsoever, including, without limitation, about the Company.

(i) The execution, delivery and performance of this Agreement by Creditor has been duly authorized by all requisite action on the part of Creditor. This Agreement has been duly executed and delivered by Creditor and constitute the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

(j) [PLEASE CHECK] Creditor[ X ] is not [ ]is and within the past ninety (90) days [ X ]has not been [ ] has been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and is not an affiliate of the Company as defined in Rule 144 promulgated under the Act. Creditor is not in any way affiliated with any of the Company's Officers, Directors or ten-percent (10%) shareholders. Creditor is not a broker or dealer in securities.

(k) Creditor's claim does not arise out of Promoter or Investor Relations Services.

(I) The execution and delivery of this Agreement by Creditor and the performance of all of its obligations hereunder (i) do not and will not violate, conflict with, breach, or constitute a default under, any material contract, agreement or commitment binding upon such Creditor, and (ii) do not and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any court or other government authority having jurisdiction over such Creditor or the Claim.

(m) There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Creditor, threatened against or affecting Creditor or any of its assets before or by any court, arbitrator, governmental or administrative agency, or regulatory authority that adversely affects or challenges the legality, validity or enforceability of, or that could have or reasonably be expected to result in a material adverse effect on this Agreement.

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(n) Creditor has no present intention to utilize any of the proceeds to be received from Purchaser to directly or indirectly, provide any consideration to or invest in any manner in the Company or any affiliate of the Company.

(o) Creditor will not, directly or indirectly, receive any consideration from or be compensated in any manner by the Company, or any affiliate of the Company, in exchange for or in consideration for selling the Claim.

(p) Creditor will immediately advise Purchaser if any of the foregoing cease to be fully true and accurate at any time up to and including the Approval Date.

7. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Creditor understands that Purchaser shall not be liable for any commissions, selling expenses, orders, purchases, contracts, taxes, withholding, or obligations of any kind resulting from any or arising out of settlement of the Claim.

8. Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of Florida, without giving effect to its choice of law principles. Any actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Florida, and that such courts are convenient forums. Each Party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

9. Limitation of Damages. Each of the Parties hereby waives any rights which it may have to claim or recover any incidental, special, exemplary, punitive or consequential damages or any damage other than, or in addition to, actual damages. Purchaser shall have the right, in Purchaser's sole discretion, to determine which rights, liens, security interests or remedies Purchaser may at any time pursue, relinquish, subordinate, or modify or to take any other action and incur any costs or expenses with respect thereto and such determination will not in any way modify or affect any of Purchaser's rights hereunder. Purchaser shall have no liability hereunder for any delay in or failure to obtain Approval, or for any other causes beyond Purchaser's control. Any liability of Purchaser for any default hereunder, including default in any payment to Creditor pursuant to Section 3 above, shall be limited solely to a return of the Claim to Creditor.

10. Notices. All notices and other communications shall be in writing and shall be provided to the recipient Party to the addresses set forth on the signature page hereof. All notices and communications shall be deemed made and effective as follows: (a) if transmitted for overnight delivery via a nationally recognized delivery service, the first business day after being delivered by the transmitting Party to such overnight delivery service, (b) if faxed, when transmitted in legible form by facsimile machine to the recipient Party's correct facsimile machine number, (c) if by e-mail, when transmitted by e-mail, or (d) if mailed via regular U.S. mail, upon delivery. Any Party may designate a superseding notice contact name, street address, e-mail address or fax number by providing the other Parties with written notice pursuant to the provisions hereof.

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11. Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Parties, or, in the case of a waiver, by the Party against whom enforcement of such waiver is sought. No waiver of any default shall be deemed to be a continuing or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

12. Construction; Survival. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party. The representations and warranties contained herein shall survive the closing of the transactions contemplated herein and the assignment of the Claim.

13. No Third Party Beneficiaries. This Agreement is intended for the benefit of Creditor and Purchaser and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by any other person.

14. Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement and understanding of the Parties, and supersedes all prior and contemporaneous agreements, letters, discussions, communications and understandings, both oral and written, concerning the sale, transfer, conveyance and assignment of the Claim, which the Parties acknowledge have been merged into this Agreement.

15. Signature. This Agreement may be executed in counterparts and by facsimile, portable document format or other electronic means, each of which shall constitute an original and all of which when taken together shall constitute one document.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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CREDITOR:

Angus Capital Partners

(Date Signed)     4-23-14

By:  /s/ Billie B. Mize

Name: Billie B. Mize

Title: Manager

ADDRESS: 2911 South Shore Blvd. #100 Att: Angus Capital Partners

Telephone No. 832-443-5415

CITY: League City, Texas 77573

Fax No. 281-538-2121

E-mail: billiebailey70@yahoo.com

PURCHASER:  IBC Funds, LLC

By: /s/ Samuel Oshana

Name: Samuel Oshana

Title: Managing Member

ADDRESS:1170 Kane Concourse, Suite 404

CITY: Bay Harbor Florida 33154

Telephone No. (786) 218-4651

Fax No. (305) 647-0729

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Exhibit A

Written contract(s)/ Promissory Notes

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Exhibit B

Invoice(s)

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